EXHIBIT 99.1

                [Letterhead of First Montauk Financial Corp.]

                            IMPORTANT INFORMATION
                        FIRST MONTAUK FINANCIAL CORP.

                               RIGHTS OFFERING

                    TIME SENSITIVE - THIS OFFER EXPIRES ON
                               , UNLESS EXTENDED

Dear Stockholder,

Enclosed with this letter is a Prospectus explaining the Company's Rights Offering which gives you the opportunity to purchase Units of the Company at a price of $.45 per Unit (the "Subscription Price"). Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant (the "Warrants"). You will not be required to pay any brokerage fees in connection with any subscription of Units pursuant to the Rights Offering.

SUMMARY OF THE TERMS OF RIGHTS OFFERING

     o Effectively, you have one non-transferable right for every share you own at the close of business on , 1997 (the "Record Date").

     o Three whole rights plus the Subscription Price will be required to purchase one Unit of the Company (Basic Subscription Privilege). If your shareholding is not exactly divisible by three, the fraction will be rounded down to the nearest whole number.

     o In addition, there is an Oversubscription Privilege. This allows you to subscribe for more Units, at the Subscription Price. The available Units will be allocated in proportion to the number of shares you own on the Record Date.

     o As a result of the terms of the Rights Offering, Rights Holders who do not fully exercise their rights will own a smaller proportional interest in the Company than they owned prior to the Rights Offering, if any of the Warrants are exercised.

     o The Rights Offering expires at 5 P.M., Eastern Time, on , 1997, ----------------- unless extended.

     o The Rights Offering is conditioned upon the receipt of all necessary regulatory


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            approvals, including those for federal and state securities laws.

      A Subscription Rights Certificate is enclosed evidencing your Rights, together with a postage-paid, return envelope. You may exercise your Rights and pay for the purchase of additional shares in two ways:

     o If you wish to subscribe for Units pursuant to the Rights Offering, you must send the Subscription Rights Certificate together with payment for the Units you wish to acquire pursuant to the Basic Subscription Privilege and additional Units you wish to subscribe for pursuant to the Oversubscription Privilege to the Subscription Agent. To be accepted, such payment, together with the executed Subscription Rights Certificate, must be received by the Subscription Agent, North American Transfer Company 47 West Merrick Road, Freeport, New York 11521, prior to 5 p.m., New York City time, on , ---------------------- unless the Rights Offering is extended. The Subscription Agent will deposit all Unit purchase checks received prior to the final due date into a segregated interest bearing account (which interest will accrue to the benefit of the Company) pending proration and distribution of the shares. PAYMENT MUST BE IN UNITED STATES DOLLARS BY WIRE TRANSFER OR BY MONEY ORDER OR CHECK DRAWN ON A U.S. BANK, MUST BE PAYABLE TO THE SUBSCRIPTION AGENT, MUST ACCOMPANY AN EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE AND MUST BE DELIVERED TO THE LOCATION SPECIFIED.

     o If you wish to subscribe for Units pursuant to the Rights Offering, but time will not permit you to cause the Subscription Rights Certificate to reach the Subscription Agent prior to the expiration of the Rights Offering, you must provide the Subscription Agent with a notice of guaranteed delivery through your bank or broker in accordance with the procedures which appear in the Prospectus.

            The Rights Offering is being made pursuant to the Prospectus which sets forth detailed information about the Company and the Rights Offering. Please read these materials carefully.

            If you have any questions regarding the offering, please call the Subscription Agent at 516-379-8501, or your broker or bank. We thank you for your continued support of the Company.


___________________________                           --------------------------
Herbert Kurinsky, President                           William J. Kurinsky,
                                                      Secretary





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                         IMPORTANT DATES TO REMEMBER

      Event                               Date
      -----                               ----
Record Date                               -------------

Subscription Period                       -------------  -  -----------------
                                                            (unless extended)

Expiration of Offer                       ------------- (unless extended)
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